Exhibit 99.1

FOR IMMEDIATE RELEASE

Inogen Discusses Oxygen Therapy Market and Future Growth Drivers at Investor/Analyst Day

Reaffirms 2014 Guidance and Provides 2015 Outlook

GOLETA, Calif., December 15, 2014 -- Inogen, Inc. (NASDAQ: INGN), a medical technology company offering innovative respiratory products for use in the homecare setting, today announced it intends to discuss the company's future growth drivers, provide a review of  its product pipeline, and share additional detail on the company’s financial goals for 2015 during its Investor/Analyst Day today in New York City.

Inogen is also reaffirming its current 2014 guidance, which includes revenues of $106 to $110 million, adjusted EBITDA in the range of $21.5 to $23.0 million, and net income of $5.5 to $6.0 million.

“Oxygen therapy is a large and growing market opportunity estimated to include 2.5 to 3.0 million patients in the U.S. and representing an approximately $3 to $4 billion market. Portable oxygen concentrators (POCs) continue to be the fastest growing oxygen equipment segment in the United States,” said President and Chief Executive Officer, Raymond Huggenberger. “In 2013, Inogen was the leading POC supplier in the U.S. for Medicare patients. That momentum has continued into 2014 as we saw better than expected results from our direct-to-consumer sales strategy shift, as well as an increase in domestic business-to-business sales, primarily due to consumer awareness and demand. As we look towards 2015, we see multiple avenues to drive our future growth, including the expansion of our direct-to-consumer network and an increase in our business-to-business distribution, both domestic and international.”

In addition to a general business update, the company will cover an overview of market dynamics based on 2013 Medicare data and an Inogen product development and pipeline review. Tom Williams, Founder & Managing Director, Strategic Dynamics, Inc., will discuss the oxygen therapy market and solutions, including a competitive analysis of four POCs weighing less than 5 lbs, including the Inogen One G3.

Inogen will also offer product demonstrations of its Inogen One G2 and Inogen One G3 POCs, as well as its recently launched Inogen At Home, the lightest stationary oxygen concentrator on the market today.

2015 Outlook

Inogen’s CFO, Ali Bauerlein, will present the company's financial guidance for 2015 at the meeting. Total revenue in 2015 is expected to be $130 to $135 million, representing 20% to 25% growth over the 2014 guidance mid-point of $108 million, with the fastest growing segment anticipated to be direct-to-consumer sales of greater than 30% year over year. Business-to-business sales domestically and direct-to-consumer rentals are expected to grow greater than 20% year over year, with international sales being the slowest growing segment, growing at greater than 5% year over year. 2015 Adjusted EBITDA is expected to be $27 to $30 million and Adjusted Net Income is projected to be in the range of $8 million to $9.5 million. The Company expects positive cash flow for the year with no additional equity capital required to meet its current plan.

Inogen will host a live webcast of the meeting in its entirety to provide access to all interested shareholders and investors. The webcast will begin at 12:00pm ET and can be accessed on the Investor section of the Inogen website at www.inogen.com/investor. Slides from the meeting will be available to those viewing the webcast. Within 2 hours, a replay of the webcast including presentation slides will be available and archived for at least 90 days.

Institutional investors seeking more information about the meeting should contact Leigh Salvo by e-mail at leigh.salvo@westwicke.com or by phone at +1-415-513-1281.

Inogen has used, and intends to continue to use, its Investor Relations website,  www.inogen.com/investor, as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. For more information, visit www.inogen.com/investor.

Use of Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Inogen’s GAAP and non-GAAP financial results, estimates of 2014 and 2015 revenue, adjusted EBITDA, and adjusted net income, and Inogen’s expansion and growth expectations. Forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including, but not limited to, risks arising from the possibility that Inogen will not realize anticipated revenue; the impact of reduced reimbursement rates in connection with the implementation of the competitive bidding process under Medicare; its ability to successfully launch new products and applications; competition; interruptions or delays in the supply of components or materials for, or manufacturing of, its products; seasonal variations in customer operations; unanticipated increases in costs or expenses; risks associated with international operations; and intellectual property risks if Inogen is unable to secure and maintain patent or other intellectual property protection for the intellectual property used in its products. Information on these and additional risks, uncertainties, and other information affecting Inogen's business and operating results are contained in Inogen's Annual Report on Form 10-K for the year ended December 31, 2013 and in Inogen's subsequent reports on Form 10-Q and Form 8-K. These forward-looking statements speak only as of the date hereof. Inogen disclaims any obligation to update these forward-looking statements except as may be required by law.

About Inogen

Inogen is innovation in oxygen therapy. We are a medical technology company that develops, manufactures and markets innovative oxygen concentrators used to deliver supplemental long-term oxygen therapy to patients suffering from chronic respiratory conditions.

For more information, please visit www.inogen.com.

Investor Relations Contact:

ir@inogen.net

805-562-0500 ext 7

Media Contact:

Byron Myers

805-562-0503